Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Serena Software, Inc.

We consent to the use of our reports dated April 27, 2006, with respect to the consolidated balance sheets of Serena Software, Inc. (Predecessor) and subsidiaries, as of January 31, 2005 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2006, and the effectiveness of internal control over financial reporting as of January 31, 2006, included herein and the reference to our firm under the heading “Experts” appearing elsewhere in this registration statement. Our report on the consolidated financial statements dated April 27, 2006, contains an emphasis paragraph which states that on March 10, 2006, Serena Software Inc. was acquired by an investment group that included members of management, as discussed in Note 1 to the consolidated financial statements.

/s/ KPMG LLP

Mountain View, California

April 27, 2006